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                                                                     EXHIBIT 3.1


                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            VISUAL EDGE SYSTEMS INC.


     Visual Edge Systems Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:


     1. The name of the corporation is Visual Edge Systems Inc. and the name under which the corporation was originally incorporated is Golf Vision, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was July 15, 1994 as amended by the Certificates of Amendment dated March 16, 1995, March 29, 1995, May 2, 1996, and the Certificate of Designation, Preferences and Rights of Series A-2 Convertible Preferred Stock dated December 31, 1998 (collectively, the "Original Certificate of Incorporation").

     2. This Amended and Restated Certificate of Incorporation (the "Certificate") amends and restates the Corporation's Original Certificate of Incorporation in its entirety. The Certificate was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law, as amended from time to time (the "DGCL"), and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the DGCL.

     3. The text of the Original Certificate of Incorporation is hereby further amended so that as amended and restated, the Corporation's Certificate of Incorporation shall now read in its entirety as follows:


                                   ARTICLE ONE

                                      Name

 The name of the corporation is Edge Technology Group, Inc. (the "Corporation").

                                   ARTICLE TWO

                                Registered Agent

     The address of the Corporation's registered office in the State of Delaware is 615 DuPont Highway, in the city of Dover, County of Kent. The name of its registered agent at such address is Capitol Services, Inc.


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                                  ARTICLE THREE

                                     Purpose

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

                                  Capital Stock

     A. The Corporation shall have authority to issue a total of ninety five million (95,000,000) shares, consisting of (a) ninety million (90,000,000) shares of common stock, par value $.01 per share ("Common Stock"), and five million (5,000,000) shares of preferred stock, without par value. The preferred stock may be issued from time to time in one or more series and with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, or restrictions thereof as shall be stated and expressed in this Certificate or in any amendment hereto, or in a resolution adopted by the board of directors.

     B. There is hereby established a series of the authorized preferred stock of the Corporation, $.01 par value per share, which series shall be designated as "Series A-2 Cumulative Convertible Redeemable Preferred Stock," and which shall consist of Ten Thousand (10,000) shares (collectively, the "Series A-2 Shares" or singularly, a "Series A-2 Share") and shall have the following dividend rights, voting rights, conversion rights, terms of redemption, redemption prices, liquidation preferences and other rights, qualifications, limitations and restrictions.

1.   DIVIDEND RIGHTS

     1.1 A. Beginning on January 1, 2000, the holder of record of each Series A-2 Share (a "Holder") as of the Record Date (as defined below) shall be entitled to receive, when, as and if declared by the Corporation's Board of Directors or a duly authorized committee thereof, on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), cumulative dividends per Series A-2 Share (the "Dividends") in either (i) cash equal to the "Cash Rate" (as hereinafter defined) multiplied by the Liquidation Preference (as defined in Paragraph 2.1 and as adjusted below) out of the funds of the Corporation legally available therefor or (ii) at the option of the Corporation or if the Corporation is legally restricted from paying such Dividends in cash, in shares of Common Stock (as hereinafter defined) equal to the "Stock Rate" (as hereinafter defined) multiplied by the Liquidation Preference (as similarly defined and adjusted), for each Quarterly Payment Period (as hereafter defined) that such Series A-2 Share is outstanding; PROVIDED, HOWEVER, that dividends shall not be paid in shares of Common Stock unless the Corporation has previously filed, and the U.S. Securities and Exchange Commission (the "Commission") has previously declared effective, a Registration Statement permitting the public resale of such shares from time to time by the Holders pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "Securities Act"),


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and such Registration Statement remains available for use by the Holders (the
"Share Registration Event") and PROVIDED, FURTHER, that upon liquidation or redemption, or following an Event of Default (as defined in Paragraph 1.5), accrued and unpaid Dividends will be paid in cash only. The Cash Rate and the Stock Rate shall be collectively referred to as the "Dividend Rate." To the extent permitted by applicable law and not prohibited pursuant to the terms of applicable credit instruments, senior securities or this Certificate, the Board of Directors shall declare Dividends on each Dividend Payment Date (or, if such day is not a business day, on the next business day thereafter). Notwithstanding any of the foregoing provisions of this Paragraph 1.1.A, the Corporation shall not pay, and no Holder shall be entitled to receive, any Dividends during the calendar year of 1999.

          B. A "Quarterly Payment Period" shall mean the three-month period ending on March 31, June 30, September 30 and December 31 of each year.

          C. The "Cash Rate" shall mean an annual dividend rate of 8.25% (i.e., a quarterly dividend rate of 2.0625%), PROVIDED, HOWEVER, the "Cash Rate" shall mean an annual dividend rate of 18.00% (i.e., a quarterly dividend rate of 4.5%) immediately upon the occurrence of an Event of Default payable in cash.

          D. The "Stock Rate" shall mean an annual dividend rate of 8.25% (i.e., a quarterly dividend rate of 2.0625%) PROVIDED, HOWEVER, the "Stock Rate" shall mean an annual dividend rate of 18.00% (i.e., a quarterly dividend rate of 4.5%) immediately upon the occurrence of an Event of Default (subject to possible adjustment in the event of fractional shares as set forth in the following sentence) payable in shares of Common Stock of the Corporation such that the number of shares of Common Stock issued as Dividends shall be determined by dividing the dollar amount of interest then owing by the Conversion Price (as defined in Paragraph 4.2 below). Dividends paid at the Stock Rate shall not be paid in fractional shares (all such fractional shares being rounded up to the nearest whole number of shares).

          E. Beginning on January 1, 2000, dividends shall accrue (whether or not paid) during each Quarterly Payment Period from the Dividend Payment Date immediately preceding such Quarterly Payment Period to the earlier to occur of a conversion event specified in Paragraph 4 hereof, a redemption event specified in Paragraph 5 hereof or the last day of such Quarterly Payment Period. Dividends shall be calculated on the basis of a 90-day Quarterly Payment Period and the actual number of days elapsed. The Holder of any Series A-2 Shares which are the subject of a conversion pursuant to Paragraph 4 shall, on the Conversion Date (as defined in Paragraph 4.5), be entitled to receive accrued Dividends on such Series A-2 Shares which have not been declared and paid on or before such Conversion Date. The Holder of any Series A-2 Shares which are the subject of a redemption pursuant to Paragraph 5 shall, on the redemption date (as specified in paragraph 5.2.A), be entitled to receive dividends on such Series A Shares which have not been declared and paid on or before such redemption date. For any period with respect to which the Dividend is not fully paid as described herein, such accrued but unpaid Dividends shall be added to the Liquidation Preference of the Series A-2 Shares effective at the beginning of the period next succeeding the period as to which such Dividends were not paid, and shall thereafter


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     accrue additional Dividends at the applicable Dividend Rate. Any Dividend payment made on Series A-2 Shares shall be credited against the earliest accrued but unpaid Dividend which has been added to the Liquidation Preference of the Series A-2 Shares pursuant to this Paragraph 1.1.E and shall reduce the Liquidation Preference by the amount of the Dividend paid. Notwithstanding any of the foregoing provisions of this Paragraph 1.1.E, no Dividends shall accrue during the calendar year 1999, and no Dividends which, absent the provisions of this sentence, would have accrued during the calendar year 1999 shall be added to the Liquidation Preference of the Series A-2 Shares.

     1.2 Dividends shall to the extent permitted by applicable law be declared at least twenty (20) business days prior to the next Dividend Payment Date for payment on the next Dividend Payment Date to the Holders of record on the date determined in such declaration, which date shall in no event be more than fifteen (15) business days after the date of declaration (the "Record Date"). Dividends shall be payable on the earlier to occur of a conversion event specified in Paragraph 4 hereof or a redemption transaction referenced in Paragraph 5 herein or each Dividend Payment Date (or if any such day is not a business day, the next succeeding business day).

     1.3 So long as any Series A-2 Shares are outstanding, the Corporation shall not declare, pay or set aside for payment any dividend (other than in shares of Junior Stock (as hereinafter defined)) or other distribution in respect of its Junior Stock, or call for redemption, redeem, purchase or otherwise acquire for any consideration (other than shares of its Junior Stock) any shares of its Junior Stock, any warrants, rights, calls or options exercisable for any shares of Junior Stock unless all dividends accumulated and unpaid with respect to the Series A-2 Shares are simultaneously declared and paid. "Junior Stock" means Common Stock or any other series of preferred stock of the Corporation which ranks junior to or on a parity with (as determined pursuant to Paragraph 6) the Series A-2 Shares. "Common Stock" means the common stock, par value $.01 per share, of the Corporation and any share of successor or replacement stock.

     1.4 If one or more of the following events (each, an "Event of Default") shall have occurred and be continuing:

          A. In Event of Default (as defined in Section 12.1 of that Bridge Securities Purchase Agreement, dated June 13, 1997, by and among the Corporation and one or more of the Holders, as subsequently amended (the "Purchase Agreement")) has occurred;

          B. Dividend Payment Date has passed for three (3) business days without declaration and payment (or the setting aside for payment) of the full Dividend contemplated hereby on all outstanding Series A-2 Shares;

          C. The Corporation has failed to timely observe or perform any covenant contained in this Certificate including, without limitation, any conversion contemplated by Paragraph 4 hereof or any redemption contemplated by Paragraph 5 hereof;


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     then, the Cash Rate and the Stock Rate shall be increased as specified in
     Paragraph 1.1.C and 1.1.D above until the aggregate deficiency shall be declared and fully paid.

2.   RIGHTS ON LIQUIDATION

     2.1 In the event of the liquidation, dissolution, winding-up or sale or other disposition of all or substantially all of the assets of the Corporation, whether voluntary or involuntary (each a "Liquidation"), the Holder of a Series A-2 Share shall be entitled to receive with respect to such Series A-2 Share, after the satisfaction of all distributions to holders of other series of preferred stock, if any, which are expressly senior in liquidation preference to the Series A-2 Shares, including any series of preferred stock which is mandatorily redeemable (collectively, the "Senior Payments") but before any distribution is made to or set aside for the holders of Common Stock or any other series of preferred stock of the Corporation, if any, which are junior in liquidation preference to the Series A-2 Shares, cash or any other assets of the Corporation in an amount (or having a fair market value) equal to $1,000 per share (the "Liquidation Preference") plus all accrued but unpaid Dividends, in cash, up to the date of the final distribution in Liquidation. If, after the satisfaction of all Senior Payments, the assets of the Corporation available for distribution to Holders shall be insufficient to permit the payment in full of the amount due the Holders pursuant to this Paragraph 2.1, then the entire assets of the Corporation available for distribution to Holders after the satisfaction of all Senior Payments shall be distributed pari passu among the Holders and the holders of other series of preferred stock which are not junior in liquidation preferences to the Series A-2 Shares, if any, in accordance with their respective liquidation preferences. The fair market value of any assets of the Corporation and the proportion of cash and other assets distributed by the Corporation to the Holders of the Series A-2 Shares shall be reasonably determined in good faith by the Board of Directors. A merger or consolidation of the Corporation with another corporation (or other business entity) or a voluntary sale of all or substantially all of the assets of the Corporation principally in exchange for stock and/or securities of another corporation (all referred to as a "Merger") shall not be deemed a Liquidation if such Merger does not occur as part of a proceeding under Title 11 of the United States Code or any federal or state law for the protection of creditors or relief of debtors.

     2.2 After the payment to the holders of the Series A-2 Shares of the full preferential amounts provided for in Paragraph 2.1, the holders of Series A-2 Shares shall have no right or claim to any of the remaining Assets of the Corporation.

3.   VOTING RIGHTS

     3.1 Except as otherwise provided in Paragraphs 3.2 and 3.3 below, each Holder shall have no voting rights. To the extent Holders of the Series A-2 Shares have the right to vote, each Holder shall be entitled to that number of votes for each share of Series A-2 Shares held by such Holder equal to the total number of shares of Common Stock obtainable upon conversion of such shares of Series A-2 Shares at the current Conversion Price on the record date for the vote which is being taken or, if no such record date is established, at the date such vote is taken or any written consent is solicited.


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     3.2 So long as any of the Series A-2 Shares are outstanding the Corporation will not, without the affirmative vote or consent of the Holders of at least sixty six and two thirds percent (66-2/3%) of the Series A-2 Shares at the time outstanding, given in person or by proxy, either in writing or by a resolution adopted at a meeting called for such purpose, with the Holders of the Series A-2 Shares voting or consenting separately as a class:

          A. Amend, alter or repeal any of the provisions of the Corporation's Certificate of Incorporation or Bylaws or the resolution providing for the issue of the Series A-2 Shares or pass any shareholder resolution, including such action effected by merger or similar transaction in which the Corporation is the surviving corporation, if such amendment or resolution would affect adversely the preferences, special rights or powers of the Series A-2 Shares except if such action is otherwise permitted under the other provisions of this Paragraph 3.2;

          B. Increase or decrease (other than by redemption or conversion) the total number of authorized Series A-2 Shares;

          C. Issue any capital stock which ranks senior to or on a parity with the Series A-2 Shares with respect to rights to receive distributions upon liquidation, dissolution, or winding up of the Corporation or with respect to dividends; or

          D. Enter into a Merger in which the Corporation is not the surviving corporation; PROVIDED, HOWEVER, that the provisions of this subparagraph D shall not be applicable to any such Merger if the authorized capital stock of the surviving corporation immediately after such Merger shall include only classes or series of stock for which no such consent or vote would have been required pursuant to this Paragraph 3.2 if such class or series had been authorized by the Corporation immediately prior to such Merger or which have the same rights, preferences and limitations and authorized amount as a class or series of stock of the Corporation authorized prior to such Merger and continuing as an authorized class or series at the time thereof.

               A Merger of the Corporation, or similar transaction in which the holders of its capital stock receive all cash, shall not be deemed to adversely affect the preferences, special rights or powers of the Series A-2 Shares. The authorization or issuance of any other series of preferred stock, if such other series ranks junior to the Series A-2 Shares with respect to rights to receive distributions upon liquidation, dissolution or winding up of the Corporation or with respect to dividends, shall not be deemed to adversely affect the preferences, special rights or powers of the Series A-2 Shares.

     3.3 The Holders of a majority of the outstanding Series A-2 Shares (the "Majority Holders") voting separately as a class shall be entitled to appoint one (1) designee to serve on the Board of Directors of the Corporation (the "Designee"). The Majority Holders may, in their discretion, by written notice to the Corporation appoint, remove and replace the Designee, with or without cause at any time and from time to time. Further, without the affirmative vote or approval of the Designee then serving on the Board of Directors of the Corporation following the appointment of such Designee by the Majority Holders, the Corporation may not (i) commence a


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voluntary case or other proceeding seeking liquidation, winding-up, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, moratorium or other similar law now or hereafter in affect, (ii) seek the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Corporation (or for any substantial part of its property), (iii) consent to any such relief or to such appointment of or taking possession by any such official in any voluntary case or other proceeding commenced against the Corporation, or (iv) take any corporate or other action to authorize any of the foregoing.

     3.4 Copies of all notices sent to the holders of any other class or series of capital stock of the Corporation (including the Common Stock) shall be simultaneously sent to each Holder.

4.   CONVERSION RIGHTS

     4.1 NUMBER OF SERIES A-2 SHARES. Each Series A-2 Share shall be convertible, at the option of the Holder thereof, at any time and from time to time, into that number of shares of Common Stock obtained by dividing the Liquidation Preference (including any Dividends added to the Liquidation Preference pursuant to Paragraph 1.1.E) of such Series A-2 Share by the Conversion Price determined in accordance with Paragraph 4.2. The Holder is not entitled to any rights of a holder of Common Stock (except to the extent expressly set forth herein) until such Holder has converted all or a portion of his Series A-2 Shares pursuant to the provisions of this Paragraph 4.

     4.2 CONVERSION PRICE. The Conversion Price shall be equal to: (i) $1.25 as to the Series A-2 Shares with an aggregate the Liquidation Preference of which shares aggregates to no more than $2,000,000; (ii) if Series A-2 Shares with an aggregate Liquidation Preference of $2,000,000 or more have been converted into shares of Common Stock, then the Conversion Price for the first $2,000,000 of aggregate Liquidation Preference of the Series A-2 Shares shall be governed by clause (i) of this Paragraph 4.2, and the Conversion Price for the excess over $2,000,000, up to a maximum of $1,000,000, of aggregate Liquidation Preference of the Series A-2 Shares shall be $2.00 from the date hereof until June 30, 1999, inclusive, $1.375 from July 1, 1999 until January 1, 2000, inclusive, and $1.25 after January 1, 2000; and (iii) if Series A-2 Shares with an aggregate Liquidation Preference of $3,000,000 or more have been converted into shares of Common Stock, then the Conversion Price for the first $2,000,000 of aggregate Liquidation Preference of the Series A-2 Shares shall be governed by clause (i) of this Paragraph 4.2, the Conversion Price for the next $1,000,000 of aggregate Liquidation Preference of the Series A-2 Shares shall be governed by clause (ii) of this Paragraph 4.2 and the Conversion Price for the excess over $3,000,000 of aggregate Liquidation Preference of the Series A-2 Shares shall be $2.50 from the date hereof until June 30, 1999, inclusive, $2.00 from July 1, 1999 until January 1, 2000, inclusive, and $1.25 thereafter; PROVIDED, HOWEVER, that upon the occurrence of an Event of Default, Conversion Price shall mean the formula F/P where F = the Liquidation Preference of the Series A-2 Shares being converted, together with accrued and unpaid dividends thereon through the Conversion Date, and P = the lesser of (x) $6.00 and (y) the product of 77.5% multiplied by the Market Price (as defined in Paragraph 4.9) as of the Conversion Date (as defined in Paragraph 4.5).

     "Closing Bid Price" shall mean the closing bid price of the Corporation's Common Stock as reported by Bloomberg L.P. ("Bloomberg") on the principal securities exchange or trading


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market where such security is listed or traded or, if the foregoing does not apply, the closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no trading price is reported for such security by Bloomberg, then the average of the bid prices of any market-makers for such securities as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the closing bid price of such security on such date shall be the fair market value as mutually determined by the holders of the Series A-2 Shares and the Corporation for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Corporation in good faith.

     Notwithstanding the foregoing provisions of Paragraph 4.2, if the Closing occurs under the Agreement and Fourth Amendment to Bridge Securities Purchase Agreement and Related Documents among the Holders and the Corporation, each Series A-2 Share will convert into Common Stock in such a manner that each $1.00 in value of each Series A-2 Share, based upon the Liquidation Preference of such share, together with each $1.00 in value of all accrued and unpaid dividends thereon, shall be convertible into four (4) shares of Common Stock.

     4.3 LIMITATION ON CONVERSION. Notwithstanding the conversion rights under this Paragraph 4, in no event shall any Holder be entitled at any one time to convert any Series A-2 Share if the sum of (i) the number of shares of Common Stock beneficially owned by such Holder and any person or entity controlling, controlled by or under common control with such Holder (other than shares of Common Stock which may be deemed beneficially owned through the ownership of unconverted Series A-2 Shares, or other derivative securities convertible into or exchangeable for shares of Common Stock which contain a limitation similar to that set forth herein), and (ii) the number of shares of Common Stock issuable upon the conversion of the Series A-2 Shares with respect to which this determination is being made, would result in beneficial ownership by such Holder and any person or entity controlling, controlled by or under common control with such Holder of more than 9.99% of the outstanding shares of Common Stock after giving effect to such conversion. For purposes hereof, beneficial ownership shall be determined in accordance with Rule 13d-3 of the Exchange Act and Regulations 13D-G thereunder, except as otherwise provided herein. The foregoing limitation shall not apply and shall be of no further force or effect (i) immediately preceding and upon any consummation of any Sale Event (as hereinafter defined), or (ii) following the occurrence of any Event of Default which is not cured within the greater of the time period specified in either (A) a written notice delivered from any Holder to the Corporation or (B) any applicable grace period. "Sale Event" means the occurrence of any of the following:

               (i) After December 20, 1998 any Person or group of Persons (within the meanings of Sections 13 and 14 of the Exchange Act and the rules and regulations of the Commission relating to such sections) other than the Purchasers shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act and Regulations 13D-G thereunder) of 50.1% or more of the outstanding shares of Common Stock of the Corporation;

               (ii) Individuals constituting the Board of Directors of the Corporation on December 20, 1998 (together with any new directors whose election by such


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          Board of Directors or whose nomination for election by the stockholders of the Corporation was approved by vote of at least 50.1% of the directors still in office who are either directors as of the date hereof or whose election or nomination for reelection was previously so approved), cease for any reason to constitute at least 66% of the Board of Directors of the Corporation then in office;

               (iii) Any transfer of all or substantially all of the assets of the Corporation to any Person in a single transaction or a series of related transactions; or

               (iv) Any consolidation or merger of the Corporation with or into another Person in which the Corporation is (x) not the surviving entity or (y) survives such merger as a wholly owned subsidiary of another Person (other than a merger which is effected solely to change the jurisdiction of incorporation in the Corporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity).

     4.4 CONVERSION UPON REORGANIZATION. In case at any time and from time to time the Corporation shall (i) effect a Share Reorganization (as defined in Paragraph 4.12), (ii) effect a Merger, (iii) transfer all or substantially all of its assets or (iv) reclassify its Common Stock (other than as contemplated by Paragraph 4.2) and pursuant to any such event (each, a "Capital Reorganization"), any assets or securities of the Corporation, any successor or transferee corporation or any affiliate thereof or cash is received by or distributed to the holders of Common Stock, then each Holder of Series A-2 Shares shall have the right thereafter to convert each Series A-2 Share into the kind and amount of securities, cash or property that such Holder would have received upon consummation of such transaction if such Holder had converted the Holder's Series A-2 Shares into Common Stock immediately prior to the consummation of such transaction, and the Holder shall have no other conversion rights nor shall there be any adjustment to the Conversion Price. In any such event, effective provision shall be made in the Certificate of Incorporation of the successor or transferee corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the Series A-2 Shares shall thereafter be applicable, as nearly as reasonably may be, to any such other securities, cash and property deliverable upon conversion of the Series A-2 Shares or other convertible stock or securities received by the Holders in place thereof, and any such successor or transferee corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such other securities, cash or property as the Holders of the Series A-2 Shares, or other convertible stock or securities received by the Holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion right as provided herein. In case securities other than Common Stock, cash or property shall be issuable, payable or deliverable by the Corporation upon conversion as aforesaid, then all references in this Paragraph 4.4 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities, cash or property.

     4.5 CONVERSION METHOD. Any Holder of Series A-2 Shares may, at any time prior to the close of business on the date which is two (2) business days prior to the Redemption Date (as defined in Paragraph 5.2) for such Series A-2 Shares, exercise the conversion rights as


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to such Series A-2 Shares by delivering to the Corporation during regular business hours, care of the then transfer agent (the "Transfer Agent") for the Corporation, a notice requesting conversion on a specified date and the number of Series A-2 Shares that the Holder elects to convert (a "Notice of Conversion"). The Notice of Conversion shall also state the names and addresses of the persons to whom certificates for shares of Common Stock shall be issued, the denominations of such certificates and reasonable delivery instructions with respect thereto. Each conversion shall be deemed to have been effected on the date such Notice of Conversion (the "Conversion Date") is delivered to the Transfer Agent (including delivery via facsimile). The person in whose name any certificate for shares of Common Stock is issuable upon the conversion shall be deemed to have become the holder of record of the Common Stock at such time. If the stock transfer books of the Corporation are closed on the Conversion Date, the Conversion Date for purposes of determining record ownership shall be the next succeeding day on which the stock transfer books are open (and the conversion shall be deemed to have been effected immediately prior to the close of business on that day), but in all cases the conversion shall be at the Conversion Price in effect on the Conversion Date specified in the Notice of Conversion. As promptly as practicable after the Conversion Date but in any event within three (3) trading days of the receipt of the Notice of Conversion, the Corporation shall, and shall use its best lawful efforts to cause the Transfer Agent to, issue and deliver to such Holder, at the expense of the Corporation and in accordance with such Holder's delivery instructions, a certificate or certificates for the number of full shares of Common Stock to which such Holder is entitled and cash with respect to any fractional interest in a share of Common Stock as provided in Paragraph 4.6 below (which shall be promptly deposited by the Corporation with the Transfer Agent for delivery to the Holder).

     4.6 FRACTIONAL SHARES OF COMMON STOCK. No fractional shares of Common Stock or scrip shall be issued upon conversion of Series A-2 Shares. If more than one Series A-2 Share shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion of such Series A-2 Shares shall be computed on the basis of the aggregate number of Series A-2 Shares so surrendered. Instead of any fractional shares of Common Stock which otherwise would be issuable upon conversion of any Series A-2 Shares, the Corporation shall pay a cash adjustment in respect of such fractional interest based upon the Conversion Price in effect at the close of business on the last business day prior to the Conversion Date.

     4.7 TAXES. All shares of Common Stock issued upon conversion of Series A-2 Shares will be validly issued, fully paid and nonassessable. The Corporation shall pay any and all documentary stamp or similar issue or transfer taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A-2 Shares pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A-2 Shares so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such transfer has paid to the Corporation the amount of any such tax or has established to the satisfaction of the Corporation that such tax has been paid or that no such tax is payable.

     4.8 SURRENDERED SERIES A-2 SHARES. All certificates representing Series A-2 Shares converted or redeemed shall be appropriately canceled on the books of the Corporation and the Series A-2 Shares so converted or redeemed represented by such certificates shall be restored to the status of authorized but unissued Series A-2 Shares.

     4.9 MARKET PRICE. The term "Market Price" on any day shall mean the average of the closing bid prices per share of the Common Stock as reported by Bloomberg on the NASDAQ Stock Market's SmallCap Market, or on such other exchange or automated quotation system as the Common Stock is then traded, or, if the foregoing does not apply, the average of the closing bid prices of any market makers for such securities as reported in the "pink sheets" by the National Quotation Bureau, Inc., in each case for the five (5) consecutive trading days immediately preceding the date of determination. When referred to herein, a "trading day" shall mean a business day in which the principal market on which the Common Stock is traded is open for trading for at least four (4) hours. If at the time of any computation pursuant to this Paragraph 4.9 the Common Stock is not then traded on any trading market, the "Market Price" for the purposes hereof shall be the fair value as reasonably determined in good faith by the Board of Directors of the Corporation.

     4.10 AVAILABLE COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A-2 Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect a conversion of all outstanding Series A-2 Shares under Paragraph 4.1, as such number may from time to time be adjusted, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A-2 Shares, the Corporation shall promptly take such corporate action as may, in the opinion of its counsel and subject to any necessary approval of its stockholders, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

     4.11 NOTICE TO HOLDERS. In the event (i) the Corporation shall declare a dividend or other distribution on the Common Stock other than regular cash dividends declared in the ordinary course or dividends or other distributions payable in Common Stock, (ii) the Common Stock is subdivided, combined or reclassified, (iii) of a Merger, (iv) of a Liquidation, (v) the Corporation offers for subscription pro rata to holders of Common Stock any additional shares of stock of any class or series or other rights, or (vi) an Event of Default shall occur then, in each such event, the Corporation shall mail to each Holder at the Holder's address as it appears in the stock records of the Corporation, promptly and in any event at least fifteen (15) days prior to the date described in clause (a) below, a notice stating (a) if applicable, the date for the determination of holders of Common Stock entitled to receive the distribution, subscription rights or the consideration in the Merger or Liquidation, or the date of determination as to which shares of Common Stock will be affected by a subdivision, combination, reclassification, (b) a brief statement of the facts requiring such notice, and (c) if applicable, that the Conversion Price shall be adjusted.

     4.12 ADJUSTMENT OF CONVERSION PRICE.

          A. If and whenever the Corporation shall:

               (i) subdivide the outstanding shares of Common Stock into a greater number of shares;

               (ii) consolidate the outstanding shares of Common Stock into a smaller number of shares;

               (iii) issue Common Stock or securities convertible into or exchangeable for shares of Common Stock as a stock dividend to all or substantially all the holders of Common Stock;

               (iv) make a distribution on the outstanding Common Stock to all or substantially all the holders of Common Stock payable in Common Stock or securities convertible into or exchangeable for Common Stock;

               (v) (a) issue shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, in exchange for an amount of cash exceeding $3,000,000 or (b) during any calendar year, issue to any Person or Persons, other than Greg Norman, Great White Shark Enterprises or David Feherty, an aggregate of more than 100,000 shares of Common Stock, or securities convertible into or exchangeable for an aggregate of more than 100,000 shares of Common Stock; any of such events being herein called a "Share Reorganization," then in each such case, the Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for the purposes of the Share Reorganization or, if no record date is fixed, the effective date of the Share Reorganization, by multiplying the Conversion Price in effect on such record or effective date, as the case may be, by a fraction of which:

                    (I) the numerator shall be the number of shares of Common
               Stock outstanding on such record or effective date (without giving effect to the transaction); and

                    (II) the denominator shall be the number of shares of Common
               Stock outstanding after giving effect to such Share Reorganization, including, in the case of a distribution of securities convertible into or exchangeable for shares of Common Stock, the number of shares of Common Stock that would have been outstanding if such securities had been converted into or exchanged for Common Stock on such record or effective date;

PROVIDED, HOWEVER, that no adjustment to the Conversion Price will be made with respect to (y) any portion of an issuance pursuant to clause (v)(a) of this section, the proceeds of which are used to pay all or any part of the Company's obligations to the Purchasers, and such proceeds shall not be considered in determining whether the issuance exceeds the $3,000,000 threshold set forth in clause (v)(a) of this section, or (z) any issuance, the price per share at which such issuance is made (or, in the case of securities convertible into or exchangeable for shares of

Common Stock, at an exchange or conversion price per share as of the date of issue of such securities) is equal to or greater than 85% of the Market Price as of the date of such issuance.

          B. If and whenever the Corporation shall issue to all or substantially all the holders of Common Stock, rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date of such issue, to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock), at a price per share (or, in the case of securities convertible into or exchangeable for Common Stock, at an exchange or conversion price per share at the date of issue of such securities) of less than 95% of the Market Price of the Common Stock on such record date (any such event being herein called a "Rights Offering"), then, in each such case, the Conversion Price shall be adjusted, effective immediately after the record date at which holders of Common Stock are determined for the purposes of the Rights Offering, by multiplying the Conversion Price in effect on such record date by a fraction of which:

               (i) the numerator shall be the sum of:

                    (I) the number of shares of Common Stock outstanding on such record date;

               and

                    (II) a number obtained by dividing:

                         (A) either, (x) the product of the total number of
                    shares of Common Stock so offered for subscription or purchase and the price at which such shares are so offered, or (y) the product of the maximum number of shares of Common Stock into or for which the convertible or exchangeable securities so offered for subscription or purchase may be converted or exchanged and the conversion or exchange price of such securities, or, as the case may be, by

                         (B) the Market Price of the Common Stock on such record
                    date;

                    and

               (ii) the denominator shall be the sum of:

                    (I) the number of shares of Common Stock outstanding on such record date; and

                    (II) the number of shares of Common Stock so offered for
               subscription or purchase (or, in the case of securities convertible into or exchangeable for Common Stock, the maximum number of shares of Common Stock for or into which the securities so offered for subscription or purchase may be converted or exchanged).

To the extent that such rights, options or warrants are not exercised prior to the expiry time thereof, the Maximum Price shall be readjusted effective immediately after such expiry time to the maximum price which would then have been in effect upon the number of shares of Common Stock (or securities exchangeable into Common Stock) actually delivered upon the exercise of such rights, options or warrants.

          C. If and whenever the Corporation shall issue or distribute to all or substantially all the holders of Common Stock:

               (i) shares of the Corporation of any class, other than Common Stock;

               (ii) rights, options or warrants; or

               (iii) any other assets (excluding cash dividends and equivalent dividends in shares paid in lieu of cash dividends in the ordinary course); and if such issuance or distribution does not constitute a Share Reorganization or a Rights Offering (any such event being herein called a "Special Distribution"), then, in each such case, the Conversion Price shall be adjusted, effective immediately after the record date at which the holders of Common Stock are determined for purposes of the Special Distribution, by multiplying the Conversion Price in effect on such record date by a fraction of which:

               (i) the numerator shall be the difference between:

                    (A) the product of the number of shares of Common Stock
               outstanding on such record date and the Market Price of the Common Stock on such date; and

                    (B) the fair market value, as determined by the Directors
               (whose determination shall be conclusive), to the holders of Common Stock of the shares, rights, options, warrants, evidences of indebtedness or other assets issued or distributed in the Special Distribution (net of any consideration paid therefor by the holders of Common Stock), and

               (ii) the denominator shall be the product of the number of shares of Common Stock outstanding on such record date and the Market Price of the Common Stock on such date.

          D. The following rules and procedures shall be applicable to adjustments made in this Certificate:

                    (i) no adjustment in the Conversion Price shall be required unless such adjustment would result in a change of at least 1% in the

               Conversion Price then in effect, PROVIDED, HOWEVER, that any adjustments which, but for the provisions of this clause would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment;

                    (ii) no adjustment in the Conversion Price shall be made
               pursuant to this Paragraph 4.12 in respect of the issue from time to time of Common Stock to holders of Common Stock who exercise an option to receive substantially equivalent dividends in Common Stock in lieu of receiving cash dividends in the ordinary course; and

                    (iii) if a dispute shall at any time arise with respect to any adjustment of the Conversion Price, such dispute shall be conclusively determined by the auditors of the Corporation or, if they are unable or unwilling to act, by a firm of independent chartered accountants selected by the Directors and any such determination shall be binding upon the Corporation and the Holders.

          E. The Corporation shall from time to time promptly after the occurrence of any event which requires an adjustment in the Conversion Price deliver to the Holders and the Transfer Agent a certificate specifying the nature of the event requiring the adjustment, the amount of the adjustment necessitated thereby, the Conversion Price after giving effect to such adjustment and setting forth, in reasonable detail, the method of calculation and the facts upon which such calculation is based.

          F. If the Corporation shall fix a record date for:

               (a) any Share Reorganization (other than the subdivision of outstanding Common Stock into a greater number of shares or the consolidation of outstanding Common Stock into a smaller number of shares),

               (b) any Rights Offering,

               (c) any Special Distribution,

               (d) any Capital Reorganization (other than a reclassification or redesignation of the Common Stock into other shares), or

               (e) any cash dividend other than a cash dividend on the Series A-2 Shares,

          the Corporation shall, not less than ten (10) days prior to such record date or, if no record date is fixed, prior to the effective date of such event, give to the Holders notice of the particulars of the proposed event or the extent that such particulars have been determined at the time of giving the notice.

5.   REDEMPTION OBLIGATIONS

     5.1 OPTIONAL REDEMPTION.

          A. The Corporation may, at its option, redeem all or any portion of the Series A-2 Shares remaining unconverted, by notice to the Holder of such shares specifying the amount of the redemption. In the event that the foregoing notice is provided to a Holder, such Holder shall have no right to convert any of such Holder's Series A-2 Shares into shares of Common Stock pursuant to the provisions of Paragraph 4 hereof. Partial redemption shall be in an aggregate principal amount of not less than $300,000.

          B. The price to be paid by the Corporation to redeem all or any portion of the Series A-2 Shares remaining unconverted shall be the sum of
     (i) the aggregate Liquidation Preference of the Series A-2 Shares plus (ii) any accrued and unpaid dividends on the Series A-2 Shares being redeemed, through the date of consummation of the redemption (as specified in Paragraph 5.2.A); PROVIDED, HOWEVER, that upon the occurrence of an Event of Default, the price to be paid by the Corporation to redeem all or any portion of the Series A-2 Shares remaining unconverted shall be the greater of (y) the aggregate Liquidation Preference of the Series A-2 Shares and
     (z) the Formula Price. The "Formula Price" shall mean the greater of (I) the Liquidation Preference of the Series A-2 Shares, as applicable, plus any accrued and unpaid dividends thereon, being redeemed through the date of consummation of the redemption (as specified in Paragraph 5.2 below) and
     (II) the sum of (x) the product of (i) the number of shares of Common Stock into which the Series A-2 Shares being redeemed are then convertible at the then current Conversion Price and (ii) the average Closing Bid Price for the five (5) Trading Days ending two (2) Business Days immediately preceding the applicable date of consummation of the redemption as specified in Paragraph 5.2 below, and (y) the applicable amount of accrued but unpaid dividends on the Series A-2 Shares, as applicable, being redeemed through the date of consummation of the redemption (as specified in Paragraph 5.2 below).

          C. The Corporation shall be required to redeem all of the issued and outstanding Series A-2 Shares in the manner provided by the Purchase Agreement.

     5.2 REDEMPTION PROCEDURES

          A. Any redemption pursuant to Paragraph 5.1 above shall be deemed to be consummated and effective on the date notice is provided to the holder of the Series A-2 Shares being redeemed (the "Redemption Date").

          B. Within one (1) business day after the effective date of a redemption of the Series A-2 Shares as specified above, the Corporation shall deposit the applicable redemption price with the Transfer Agent for immediate delivery to each Holder of the Series A-2 Shares subject to redemption as contemplated by any applicable Transfer Agent Agreement and, simultaneously therewith, shall provide notice to the Holders (the "Redemption Notice") advising them of (i) the fact of redemption, (ii) the applicable redemption date, (iii) the applicable redemption price and (iv) all other material facts relating to the redemption referenced therein.

          C. The Corporation shall select the Series A-2 Shares to be redeemed in any redemption in which not all of the Series A-2 Shares are to be redeemed (to the extent permitted) so that the ratio of the number of Series A-2 Shares of each holder selected for redemption to the total number of Series A-2 Shares owned by that holder shall be the same as the ratio of all such Series A-2 Shares selected for redemption bears to the total of all then outstanding Series A-2 Shares. Should any Series A-2 Shares be required to be redeemed under the terms hereof not be redeemed solely by reason of limitations imposed by law, the Series A-2 Shares shall then be redeemed to the maximum extent permitted by law and shall be redeemed thereafter on the earliest possible dates.

     5.3 PAYMENT OF ADDITIONAL AMOUNTS

          A. Any and all payments by the Corporation hereunder to any Holder and each "qualified assignee" thereof shall be made free and clear of and without deduction or withholding for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") unless such Taxes are required by law or the administration thereof to be deducted or withheld. If the Corporation shall be required by law or the administration thereof to deduct or withhold any Taxes from or in respect of any sum payable under the Series A-2 Shares (i) the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts paid under this Paragraph 5.3) such Holder receives an amount equal to the sum it would have received if no such deduction or withholding had been made; (ii) the Corporation shall make such deductions or withholdings; and (iii) the Corporation shall forthwith pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law. A "qualified assignee" of a Holder is a person that is organized under the laws of (I) the United States or (II) any jurisdiction other than the United States or any political subdivision thereof and that (y) represents and warrants to the Corporation that payments of the Corporation to such assignee under applicable law would not be subject to any Taxes and (z) from time to time, as and when requested by the Corporation, executes and delivers to the Corporation and the Internal Revenue Service forms, and provides the Corporation with any information, necessary to establish such assignee's continued exemption from Taxes under applicable law.

          B. The Corporation shall forthwith pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (all such taxes, charges and levies hereinafter referred to as "Other Taxes") which arise from any payment made under this Certificate or the transactions contemplated hereby.

          C. The Corporation shall indemnify each Holder, or qualified assignee, for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Paragraph 5.3) paid by each Holder, or qualified assignee, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days from the date such Holder or assignee makes written demand therefor. A certificate as to the amount of such Taxes or Other Taxes submitted to the Corporation by such Holder or assignee shall be conclusive evidence of the amount due from the Corporation to such party.

          D. Within 30 days after the date of any payment of Taxes, the Corporation will furnish to each Holder the original or a certified copy of a receipt evidencing payment thereof.

6.   RANKING OF STOCK OF THE CORPORATION

     Any stock of any class or classes of the Corporation shall be deemed to rank:

          A. Prior to the Series A-2 Shares, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the Holders;

          B. On a parity with the Series A-2 Shares, either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking and fund provisions, if any, are different from those of the Series A-2 Shares, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices without preference or priority, one over the other, as between the holders of such stock and the Holders; and

          C. Junior to the Series A-2 Shares, either as to dividends or upon liquidation, if such class shall be Common Stock or if the Holders of the Series A-2 Shares shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation, winding up of the Corporation, or upon redemption as the case may be, in preference or priority to the holders of shares of such class or classes.

                                  ARTICLE FIVE

                                    Existence

     The corporation is to have perpetual existence.

                                   ARTICLE SIX

                              Election of Directors

     Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

                                  ARTICLE SEVEN

                              Right to Amend Bylaws

     The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE NINE

                               Director Liability

     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

                                   ARTICLE TEN

                                     Bylaws

     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of
Section 291 of the Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

     IN WITNESS WHEREOF, Visual Edge Systems Inc. has signed this Amended and Restated Certificate of Incorporation to be effective upon filing.


                                                  VISUAL EDGE SYSTEMS INC.,
                                                  a Delaware corporation



                                                  By: /s/ Thomas S. Peters
                                                     ---------------------------
                                                  Name:  Thomas S. Peters
                                                       -------------------------
                                                  Title: President
                                                        ------------------------